EXHIBIT 99.1

Ceres Announces Passing of Chairman of the Board

THOUSAND OAKS, Calif. – August 5, 2014 – Ceres, Inc. (Nasdaq: CERE), an agricultural biotechnology and seed company, announced today the death of Dr. Walter De Logi, Chairman of the Board and a co-founder of Ceres. Dr. De Logi died unexpectedly at the age of 63.

“We are deeply saddened by the loss of our dear friend and colleague, and our thoughts are with his family during this difficult time,” said Richard Hamilton, President and Chief Executive Officer of Ceres. “Walter was a remarkable individual – a mentor to many and a visionary who believed deeply in the positive impact that plant science could have on the world. He leaves us with a tremendous legacy and will be deeply missed.”

Dr. De Logi served on Ceres’ board of directors since the company’s inception and as Chairman of the Board since 2002. He was Ceres’ President and Chief Executive Officer from 1996 until 2002. Prior to co-founding Ceres, Dr. De Logi was the Chief Executive Officer of Plant Genetic Systems, an eminent first generation plant biotechnology company that was sold to Hoechst Schering AgrEvo, now part of Bayer, in 1996. He held an MBA from Harvard University and a PhD from the California Institute of Technology.

About Ceres

Ceres, Inc. is an agricultural biotechnology company that markets seeds for energy crops used in the production of renewable transportation fuels, electricity and bio-based products. The company combines advanced plant breeding and biotechnology to develop products that can address the limitations of first-generation bioenergy feedstocks, increase biomass productivity, reduce crop inputs and improve cultivation on marginal land. Its development activities include sweet sorghum, high biomass sorghum, switchgrass and miscanthus. Ceres markets its products under its Blade brand. The company also licenses its technology and biotech traits to other organizations. Persephone is a trademark of Ceres, Inc.

Ceres Forward-Looking Statements
This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding Ceres’ efforts to develop and commercialize its products, anticipated yields and product performance, status of crop plantings, short-term and long-term business strategies, market and industry expectations, future operating metrics, and future results of operations and financial position, including anticipated cost savings from the company’s plan to align expenditures, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Ceres’ control. Factors that could materially affect actual results can be found in Ceres’ filings with the U.S. Securities and Exchange Commission. Ceres undertakes no obligation to update publicly, except to the extent required by law, any forward-looking statements for any reason after the date the company issues this press release to conform these statements to actual results or to changes in the company’s expectations.

Contact:

Ceres, Inc.
Gary Koppenjan
(805) 375-7801
ir@ceres.net